THOMAS J. HARRIS
CERTIFIED PUBLIC ACCOUNTANT
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050







REGISTERED AUDITOR'S CONSENT



   I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite #202, Seattle, WA. 98103, do hereby consent to the use of my report dated October 20, 2008 on the financial statements of Kodiak International, Inc. as of December 31, 2007 and the use of my report dated October 1, 2008 on the financial statements of Kodiak International, Inc. as of December 31, 2006 included in and made part of any filing to be filed with the U. S. Securities and Exchange Commission.

Dated this 4th day of November 2008

/s/Thomas J. Harris
-----------------------
Thomas J. Harris
Certified Public Accountant